Exhibit 99.1

B&G Foods Reports Financial Results for Third Quarter 2026

—Delivers Growth in Net Sales and Base Business Net Sales—

Parsippany, N.J., November 10, 2026—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the third quarter and first three quarters of 2026. Financial results for the third quarter and first three quarters of 2026 include the impact of the College Inn and Kitchen Basics acquisition, which was completed on March 19, 2026, the Green Giant U.S. frozen divestiture, which was completed on March 2, 2026, and the co-manufacturing agreement the Company entered into on March 2, 2026 with the acquirer of the Green Giant U.S. frozen business.

Summary

	Third Quarter of 2026		First Three Quarters of 2026
(In millions, except per share data)		Change vs.		Change vs.
	Amount	Q3 2025	Amount	First 3Q 2025
Net Sales	$459.8	4.7%	$1,252.0	(2.9)%
Base Business Net Sales (1)	$404.6	5.0%	$1,116.0	1.8%
Diluted EPS	$(0.40)	(66.7)%	$(0.85)	(142.9)%
Adj. Diluted EPS (1)	$0.21	40.0%	$0.36	56.5%
Net Loss	$(32.5)	(69.9)%	$(69.0)	(145.9)%
Adj. Net Income (1)	$17.8	51.3%	$29.5	63.1%
Adj. EBITDA (1)	$81.8	16.2%	$199.9	6.6%

Guidance for Full Year Fiscal 2026

●	Net sales increased to a range of $1.760 billion to $1.800 billion.
●	Adjusted EBITDA increased to a range of $280.0 million to $290.0 million.
●	Adjusted diluted earnings per share reaffirmed at a range of $0.575 to $0.675.

Commenting on the results, Rob Mills, President and Chief Executive Officer of B&G Foods, stated “Third quarter and year-to-date results reflect encouraging progress across B&G Foods. We generated base business net sales growth of 5.0% in the third quarter and 1.8% year-to-date, while adjusted EBITDA increased $12.4 million, or 6.6%, year-to-date. We are encouraged by this progress and remain focused on building on it.”

“Since becoming CEO, I have spent considerable time engaging with our teams, reviewing our brands and operations, and identifying opportunities to strengthen performance. I have been impressed by the dedication of our employees, the strength of our brands and the potential across our portfolio. We are establishing a more focused and accountable operating approach, with an emphasis on profitable growth, productivity, faster and better decision-making, and disciplined execution.”

“As we look ahead, our priorities are clear: deliver on our 2026 commitments; build a stronger operating foundation for 2027 and beyond; accelerate productivity and cost savings; improve cash generation; and reduce leverage. We are taking deliberate actions to strengthen B&G Foods, improve financial flexibility and position our company for sustainable long-term performance.”

Financial Results for the Third Quarter of 2026

Net sales for the third quarter of 2026 increased $20.5 million, or 4.7%, to $459.8 million from $439.3 million for the third quarter of 2025. The increase was primarily attributable to an increase in base business net sales, three months of net sales for the College Inn and Kitchen Basics brands and three months of net sales from the co-manufacturing agreement the Company entered into with the acquirer of the Green Giant U.S. frozen business, partially offset by the Green Giant U.S. frozen and Le Sueur U.S. divestitures.

Base business net sales for the third quarter of 2026 increased $19.4 million, or 5.0%, to $404.6 million from $385.2 million for the third quarter of 2025. The increase in base business net sales was driven by an increase in volume of $23.6 million, or 6.1% of base business net sales, partially offset by a decrease in net pricing and the impact of product mix of $3.3 million, or 0.9% of base business net sales, and the negative impact of foreign currency of $0.9 million, or 0.2% of base business net sales.

Net sales for the recently acquired College Inn and Kitchen Basics brands contributed $29.0 million to the Company’s net sales for the third quarter of 2026 and net sales of the Company’s Green Giant U.S. frozen co-manufacturing agreement contributed $26.3 million of net sales in the third quarter of 2026. These net sales were partially offset by the Green Giant U.S. frozen business and the Le Sueur U.S. business, which contributed net sales during the third quarter of 2025 of $51.8 million and $2.3 million, respectively, which the Company divested in the first quarter of 2026 and in fiscal 2025, respectively, and are therefore not part of the Company’s third quarter of 2026 results.

For the third quarter of 2026, gross profit was $108.9 million, or 23.7% of net sales, and adjusted gross profit(1) was $111.2 million, or 24.2% of net sales. For the third quarter of 2025, gross profit was $99.0 million, or 22.5% of net sales, and adjusted gross profit was $98.8 million, or 22.5% of net sales. Gross profit as a percentage of net sales and adjusted gross profit percentage increased primarily due to the acquisition of the higher margin College Inn and Kitchen Basics brands and the divestiture of the lower margin Green Giant U.S. frozen business. Gross profit and adjusted gross profit also increased in part due to increased base business net sales and lower tariff expense, including the effect of certain tariff refunds received from the U.S. government.

Selling, general and administrative expenses increased $6.7 million, or 14.9%, to $51.3 million for the third quarter of 2026 from $44.6 million for the third quarter of 2025. The increase was composed of increases in acquisition/divestiture-related and non-recurring expenses of $7.9 million, consumer marketing expenses of $0.6 million and warehousing expenses of $0.3 million, partially offset by decreases in selling expenses of $1.1 million and general and administrative expenses of $1.0 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 1.0 percentage point to 11.2% for the third quarter of 2026, as compared to 10.2% for the third quarter of 2025.

During the third quarter of 2026, the Company recorded pre-tax, non-cash impairment charges of $40.7 million related to indefinite-lived intangible trademark assets for the B&M and Joan of Arc brands in connection with the Company’s divestiture of those brands during the fourth quarter of 2026.

During the third quarter of 2025, the Company recorded pre-tax, non-cash impairment charges of $26.0 million related to indefinite-lived intangible trademark assets for the Victoria and McCann’s brands.

During the third quarter of 2026, the Company recorded a gain of approximately $1.8 million related to the Green Giant Canada(2) assets held for sale. The gain resulted from a change in the estimated fair value of the Green Giant Canada assets held for sale less the estimated cost to sell those assets. Assets held for sale are remeasured quarterly.

During the third quarter of 2025, the Company completed the Le Sueur U.S. divestiture and recognized a gain on sale of $15.5 million. During the third quarter of 2025, the Company recorded pre-tax, non-cash impairment charges of $27.8 million related to the Green Giant Canada assets held for sale.

Net interest expense increased $7.5 million, or 20.1%, to $44.8 million for the third quarter of 2026 from $37.3 million for the third quarter of 2025. The increase was primarily attributable to an increase in average long-term debt outstanding compared to the third quarter of 2025, the 11.00% interest rate on the Company’s new senior notes due 2031, and a loss on extinguishment of debt of $1.1 million during the third quarter of 2026 compared to a net gain on extinguishment of debt of $0.5 million during the third quarter of 2025.

The Company had a net loss of $32.5 million, or $0.40 per diluted share, for the third quarter of 2026, compared to a net loss of $19.1 million, or $0.24 per diluted share, for the third quarter of 2025.

The Company’s adjusted net income for the third quarter of 2026 was $17.8 million, or $0.21 per adjusted diluted share, compared to adjusted net income of $11.7 million, or $0.15 per adjusted diluted share, for the third quarter of 2025.

Adjusted EBITDA was $81.8 million for the third quarter of 2026 compared to $70.4 million for the third quarter of 2025. Adjusted EBITDA as a percentage of net sales was 17.8% for the third quarter of 2026, compared to 16.0% for the third quarter of 2025.

The increases in adjusted diluted earnings per share, adjusted EBITDA and adjusted EBITDA as a percentage of net sales were primarily attributable to increased base business net sales, the acquisition of the College Inn and Kitchen Basics brands, the divestiture of the Green Giant U.S. frozen business, the commencement of the Green Giant U.S. frozen co-manufacturing business, and lower tariff expenses, including the effect of certain tariff refunds received from the U.S. government.

Financial Results for the First Three Quarters of 2026

Net sales for the first three quarters of 2026 decreased $37.1 million, or 2.9%, to $1,252.0 million from $1,289.1 million for the first three quarters of 2025. The decrease was primarily attributable to the Green Giant U.S. frozen, Le Sueur U.S. and Don Pepino divestitures, partially offset by seven months of net sales from the co-manufacturing agreement the Company entered into on March 2, 2026 with the acquirer of the Green Giant U.S. frozen business, six-and-a-half months of net sales for the College Inn and Kitchen Basics brands, and an increase in base business net sales.

As a result of the divestiture of the Green Giant U.S. frozen business on March 2, 2026, net sales from the Green Giant U.S. frozen business were $137.5 million lower during the first three quarters of 2026 than during the first three quarters of 2025. Net sales of the Don Pepino and Le Sueur U.S. businesses, which the Company divested in 2025 and are therefore not part of the Company’s first three quarters of 2026 results, were $22.6 million during the first three quarters of 2025. Partially offsetting the impact of these divestitures were seven months of net sales from the Green Giant U.S. frozen co-manufacturing agreement, which contributed $58.7 million of net sales in the first three quarters of 2026, and six-and-a-half months of net sales for the College Inn and Kitchen Basics brands, acquired on March 19, 2026, which contributed $45.1 million to the Company’s net sales for the first three quarters of 2026.

Base business net sales for the first three quarters of 2026 increased $19.7 million, or 1.8%, to $1,116.0 million from $1,096.3 million for the first three quarters of 2025. The increase in base business net sales was driven by an increase in volume of $15.2 million, or 1.4% of base business net sales, an increase in net pricing and the impact of product mix (primarily related to the Spices & Flavor Solutions business unit) of $3.4 million, or 0.3% of base business net sales, and the positive impact of foreign currency of $1.1 million, or 0.1% of base business net sales.

For the first three quarters of 2026, gross profit was $268.5 million or 21.4% of net sales, and adjusted gross profit was $279.4 million, or 22.3% of net sales. For the first three quarters of 2025, gross profit was $276.1 million, or 21.4% of net sales, and adjusted gross profit was $278.5 million, or 21.6% of net sales. Adjusted gross profit percentage increased due to the acquisition of the higher margin College Inn and Kitchen Basics brands, the divestiture of the lower margin Green Giant U.S. frozen business, and lower tariff expenses during the first three quarters of 2026 compared to the first three quarters of 2025, including the effect of certain tariff refunds received from the U.S. government.

Selling, general and administrative expenses increased $1.2 million, or 0.8%, to $142.1 million for the first three quarters of 2026 from $140.9 million for the first three quarters of 2025. The increase was composed of an increase in acquisition/divestiture-related and non-recurring expenses of $16.6 million, inclusive of an increase of $1.9 million for disposals and impairments of property, plant and equipment, partially offset by decreases in general and administrative expenses of $7.5 million, warehousing expenses of $4.9 million, selling expenses of $1.8 million and consumer marketing expenses of $1.2 million. Expressed as a percentage of net sales, selling, general and administrative expenses increased by 0.4 percentage points to 11.3% for the first three quarters of 2026, as compared to 10.9% for the first three quarters of 2025.

During the first three quarters of 2026, the Company recorded pre-tax, non-cash impairment charges of $40.7 million related to indefinite-lived intangible trademark assets for the B&M and Joan of Arc brands in connection with the Company’s divestiture of those brands during the fourth quarter of 2026.

During the first three quarters of 2025, the Company recorded pre-tax, non-cash impairment charges of $26.0 million related to indefinite-lived intangible trademark assets for the Victoria and McCann’s brands.

During the first three quarters of 2026, the Company recognized a loss on sale of assets of $36.3 million, primarily related to the divestiture of the Green Giant U.S. frozen business.

During the first three quarters of 2026, the Company recorded a gain of approximately $1.8 million related to the Green Giant Canada assets held for sale. The gain resulted from a change in the estimated fair value of the Green Giant Canada assets held for sale less the estimated cost to sell those assets. Assets held for sale are remeasured quarterly.

During the first three quarters of 2025, the Company recognized a net gain on sale of assets of $2.9 million, which includes a gain on sale of $15.5 million for the Le Sueur U.S. divestiture during the third quarter of 2025 and a loss on sale of $12.6 million for the Don Pepino divestiture during the second quarter of 2025. During the first three quarters of 2025, the Company recorded pre-tax, non-cash impairment charges of $27.8 million related to the Green Giant Canada assets held for sale.

Net interest expense increased $8.3 million, or 7.4%, to $119.1 million for the first three quarters of 2026 from $110.8 million for the first three quarters of 2025. The increase was primarily attributable to an increase in average long-term debt outstanding during the first three quarters of 2026 compared to the first three quarters of 2025, the 11.00% interest rate on the Company’s new senior notes due 2031, and a loss on extinguishment of debt of $1.1 million during the first three quarters of 2026 compared to a net gain on extinguishment of debt of $2.3 million during the first three quarters of 2025. During the first three quarters of 2026, net interest expense was also negatively impacted in connection with the Company’s debt refinancing because the Company’s 11.00% senior notes due 2031 were issued on June 10, 2026, prior to the redemption of the Company’s 5.25% senior notes due 2027, and therefore during a 24-day period, the Company incurred interest expense on both sets of notes, which was only partially offset by interest earned on the net proceeds of the issuance of the 11.00% senior notes due 2031.

The Company had a net loss of $69.0 million, or $0.85 per diluted share, for the first three quarters of 2026, compared to a net loss of $28.1 million, or $0.35 per diluted share, for the first three quarters of 2025. The Company’s larger net loss for the first three quarters of 2026 as compared to the first three quarters of 2025 was primarily attributable to: the pre-tax, non-cash impairment charges of $40.7 million related to indefinite-lived intangible trademark assets for the B&M and Joan of Arc brands in connection with the Company’s divestiture of those brands during the fourth quarter of 2026, the loss on sale of assets of $36.3 million (primarily related to the divestiture of the Green Giant U.S. frozen business during the first quarter of 2026), and an increase in acquisition/divestiture-related and non-recurring expenses, partially offset by the gain of approximately $1.8 million related to the Green Giant Canada assets held for sale recorded during the third quarter of 2026 as compared to the pre-tax, non-cash impairment charges of $27.8 million related to the Green Giant Canada assets held for sale during the third quarter of 2025.

The Company’s adjusted net income for the first three quarters of 2026 was $29.5 million, or $0.36 per adjusted diluted share, compared to adjusted net income of $18.1 million, or $0.23 per adjusted diluted share, for the first three quarters of 2025. The increase in adjusted net income and adjusted diluted earnings per share in the first three quarters of 2026 was primarily attributable to the factors described above, and a decrease in depreciation and amortization.

For the first three quarters of 2026, adjusted EBITDA was $199.9 million, an increase of $12.4 million, or 6.6%, compared to $187.5 million for the first three quarters of 2025. Adjusted EBITDA as a percentage of net sales was 16.0% for the first three quarters of 2026, compared to 14.5% for the first three quarters of 2025.

Segment Results(3)

The Company operates in, and reports results by, four business segments (also referred to as business units):

Specialty — includes, among others, the Crisco, Clabber Girl, Bear Creek, Polaner, Underwood, B&G, Grandma’s, New York Style, Baker’s Joy, Regina, TrueNorth, Static Guard, SugarTwin and Brer Rabbit brands. Specialty also included the Don Pepino and Sclafani brands until the Company’s divestiture of those brands on May 23, 2025 and the B&M and Joan of Arc brands until the Company’s divestiture of those brands on October 13, 2026.

Meals — includes, among others, the Ortega, Cream of Wheat, College Inn, Maple Grove Farms, Las Palmas, Kitchen Basics, Victoria, Mama Mary’s, Spring Tree, Carey’s, McCann’s and Vermont Maid brands.

Frozen & Vegetables — primarily includes (1) the Company’s frozen vegetable manufacturing operations in Mexico which, following the sale of the Company’s Green Giant U.S. frozen business on March 2, 2026, co-manufactures frozen vegetable products for the acquirer of the Company’s Green Giant U.S. frozen business and (2) the Company’s Green Giant and Le Sieur brands in Canada, and included the Company’s Green Giant U.S. frozen and Le Sueur brands in the United States until the Company’s divestitures of those brands on March 2, 2026 and on August 1, 2025, respectively.

Spices & Flavor Solutions — includes, among others, the Dash, Spice Islands, Weber, Ac’cent, Tone’s, Trappey’s, Durkee and Wright’s brands.

Specialty Segment Results

Specialty segment results were as follows (dollars in thousands):

	Third Quarter Ended				First Three Quarters Ended
	October 3,	September 27,			October 3,	September 27,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Specialty segment net sales	$163,039	$150,526	$12,513	8.3%	$422,740	$419,785	$2,955	0.7%
Specialty segment adjusted expenses	129,151	112,802	16,349	14.5%	339,018	315,891	23,127	7.3%
Specialty segment adjusted EBITDA	$33,888	$37,724	$(3,836)	(10.2)%	$83,722	$103,894	$(20,172)	(19.4)%

The increase in Specialty segment net sales for the third quarter and first three quarters of 2026 was primarily due to increased volumes in the Specialty portfolio, inclusive of increased institutional bulk vegetable oil sales, partially offset by a decrease in net pricing and the impact of product mix. For the first three quarters of 2026, the increase was also partially offset by the divestiture of the Don Pepino business, which generated $5.3 million of net sales in the first three quarters of 2025.

The decrease in Specialty segment adjusted EBITDA for the third quarter and first three quarters of 2026 was primarily due to higher oil input costs for the Crisco brand and increased transportation and logistics costs due to rising diesel fuel prices. For the first three quarters of 2026, a portion of the decrease in Specialty segment adjusted EBITDA was also attributable to the Don Pepino divestiture.

Meals Segment Results

Meals segment results were as follows (dollars in thousands):

	Third Quarter Ended				First Three Quarters Ended
	October 3,	September 27,			October 3,	September 27,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Meals segment net sales	$140,608	$109,966	$30,642	27.9%	$358,213	$320,187	$38,026	11.9%
Meals segment adjusted expenses	110,830	86,087	24,743	28.7%	282,677	245,589	37,088	15.1%
Meals segment adjusted EBITDA	$29,778	$23,879	$5,899	24.7%	$75,536	$74,598	$938	1.3%

The increase in Meals segment net sales for the third quarter and first three quarters of 2026 was primarily due to the College Inn and Kitchen Basics acquisition, which contributed $29.0 million and $45.1 million of net sales for the third quarter and first three quarters of 2026, respectively, and an increase in net pricing and the impact of product mix, offset in part by lower volumes across the Meals segment in the aggregate for the first three quarters of 2026, after excluding the benefit of the net sales from the College Inn and Kitchen Basics acquisition. Net sales for the third quarter of 2026 were also positively impacted by an increase in volumes across the Meals segment in the aggregate, as well as the positive impact on volumes from the College Inn and Kitchen Basics acquisition.

The increase in Meals segment adjusted EBITDA for the third quarter and first three quarters of 2026 was primarily due to the increase in Meals segment net sales, primarily attributable to the College Inn and Kitchen Basics acquisition and an increase in overall net pricing for the Meals segment, partially offset by, among other things, increases in certain raw material costs, coupled with increased transportation and logistics costs due to rising diesel fuel prices.

Frozen & Vegetables Segment Results

Frozen & Vegetables segment results were as follows (dollars in thousands):

	Third Quarter Ended				First Three Quarters Ended
	October 3,	September 27,			October 3,	September 27,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Frozen & Vegetables segment net sales	$54,458	$77,398	$(22,940)	(29.6)%	$172,681	$259,506	$(86,825)	(33.5)%
Frozen & Vegetables segment adjusted expenses	48,726	73,223	(24,497)	(33.5)%	163,567	259,534	(95,967)	(37.0)%
Frozen & Vegetables segment adjusted EBITDA	$5,732	$4,175	$1,557	37.3%	$9,114	$(28)	$9,142	NM

The decrease in Frozen & Vegetables segment net sales for the third quarter and first three quarters of 2026 was primarily due to the Green Giant U.S. frozen divestiture (which negatively impacted net sales versus the third quarter and first three quarters of 2025 by $25.6 million and $78.8 million, respectively, net of the positive impact on net sales of the Green Giant U.S. frozen co-manufacturing agreement of $26.3 million and $58.7 million, respectively), and the Le Sueur U.S. divestiture (which negatively impacted net sales versus the third quarter and first three quarters of 2025 by $2.3 million and $17.4 million, respectively). Net sales for Green Giant Canada(2) increased by $5.0 million, or 21.6%, and $9.8 million, or 13.6%, for the third quarter and first three quarters of 2026, respectively.

The increase in Frozen & Vegetables segment adjusted EBITDA for the third quarter and first three quarters of 2026 was primarily due to the Green Giant U.S. frozen divestiture and the Green Giant U.S. frozen co-manufacturing agreement.

Spices & Flavor Solutions Segment Results

Spices & Flavor Solutions segment results were as follows (dollars in thousands):

	Third Quarter Ended				First Three Quarters Ended
	October 3,	September 27,			October 3,	September 27,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Spices & Flavor Solutions segment net sales	$101,677	$101,414	$263	0.3%	$298,359	$289,653	$8,706	3.0%
Spices & Flavor Solutions segment adjusted expenses	68,928	75,015	(6,087)	(8.1)%	204,783	212,866	(8,083)	(3.8)%
Spices & Flavor Solutions segment adjusted EBITDA	$32,749	$26,399	$6,350	24.1%	$93,576	$76,787	$16,789	21.9%

The increase in Spices & Flavor Solutions segment net sales for the third quarter and first three quarters of 2026 was primarily due to strong continued growth in private label and foodservice channels, and a moderate increase in net pricing, partially offset by declines in volumes for certain spice brands.

The increase in Spices & Flavor Solutions segment adjusted EBITDA for the third quarter and first three quarters of 2026 was primarily due to a moderate increase in net pricing, a reduction in input costs for spices relative to the first three quarters of last year, and lower tariff expenses, including the effect of certain tariff refunds received from the U.S. government. The increase was partially offset by increased transportation and logistics costs due to rising diesel fuel prices.

Full Year Fiscal 2026 Guidance

B&G Foods increased its net sales guidance for fiscal 2026 to a range of $1.760 billion to $1.800 billion, increased its adjusted EBITDA guidance to a range of $280.0 million to $290.0 million, and reaffirmed its adjusted diluted earnings per share at a range of $0.575 to $0.675. This guidance (1) includes the expected impact of one fewer reporting week in fiscal 2026 as compared to fiscal 2025, (2) includes the expected impact of the Company’s divestiture of the Green Giant U.S. frozen business, which closed on March 2, 2026, and the Company’s entry into a co-manufacturing agreement with the acquirer of the business, (3) includes the expected impact of the Don Pepino divestiture, which closed on May 23, 2025, (4) includes the expected impact of the Le Sueur U.S. divestiture, which closed on August 1, 2025, (5) includes the expected impact of the College Inn and Kitchen Basics acquisition, which closed on March 19, 2026, (6) includes the expected impact of the B&M and Joan of Arc divestiture, which closed on October 13, 2026, and (7) excludes the potential impact from any divestiture of Green Giant Canada.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; non-recurring expenses, gains and losses; and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, November 10, 2026 to discuss third quarter 2026 financial results. The live audio webcast of the conference call can be accessed at www.bgfoods.com/investor-relations. A replay of the webcast will be available following the conference call through the same link.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income” (net income (loss) adjusted for certain items that affect comparability), “adjusted diluted earnings per share” (diluted earnings (loss) per share adjusted for certain items that affect comparability), “base business net sales” (net sales excluding (1) the net sales from acquisitions until the net sales from such acquisitions are included in both comparable periods, (2) net sales of discontinued or divested brands, and (3) net sales from the Company’s Green Giant U.S. frozen co-manufacturing agreement until the net sales from the co-manufacturing agreement are included in both comparable periods), “EBITDA” (net income (loss) before net interest expense, income taxes, and depreciation and amortization), “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on the sale of certain assets), gains and losses on extinguishment of debt, impairment of assets held for sale, impairment of intangible assets, and non-recurring expenses, gains and losses), “segment adjusted EBITDA” (segment net sales less segment adjusted expenses), “segment adjusted expenses” (primarily includes cost of goods sold and other expenses incurred by the Company’s business segments to run day-to-day operations, excluding unallocated corporate items, depreciation and amortization, acquisition/divestiture-related and non-recurring expenses, impairment of intangible assets, goodwill and assets held for sale, gains and losses on sales of assets, interest expense, and income tax expense or benefit), “adjusted gross profit” (gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) and “adjusted gross profit percentage” (gross profit as a percentage of net sales adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP) in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows. Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA, adjusted EBITDA, segment adjusted EBITDA and reconciliations of EBITDA, adjusted EBITDA and segment adjusted EBITDA to net loss and, in the case of EBITDA and adjusted EBITDA, to net cash provided by operating activities, is included below for the third quarter and first three quarters of 2026 and 2025, along with the components of EBITDA, adjusted EBITDA and segment adjusted EBITDA. Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows.

End Notes

(1)	Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” above for the definition of the non-GAAP financial measures “base business net sales,” “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA,” “segment adjusted EBITDA,” “segment adjusted expenses,” “adjusted gross profit” and “adjusted gross profit percentage,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.
(2)	Green Giant Canada refers to the Company’s Green Giant and Le Sieur frozen and shelf-stable vegetable product lines in Canada.
(3)	Segment net sales, segment adjusted expenses and segment adjusted EBITDA are the primary measures used by the Company’s chief operating decision maker (CODM) to evaluate segment operating performance and to decide how to allocate resources to segments. The Company’s CODM is the Company’s chief executive officer. Segment adjusted expenses and segment adjusted EBITDA exclude unallocated corporate items, depreciation and amortization, acquisition/divestiture-related and non-recurring expenses, impairment of intangible assets, goodwill, property, plant and equipment, and assets held for sale, gains and losses on sales of assets and sales and disposals of property, plant and equipment, interest expense, and income tax expense or benefit. Unallocated corporate items consist of centrally managed corporate functions, including selling, marketing, procurement, centralized administrative functions, insurance, and other similar expenses not directly tied to segment operating performance. Depreciation and amortization expenses are neither maintained nor available by business segment, as the Company’s manufacturing, warehouse, and distribution activities are centrally managed. These items that are centrally managed at the corporate level, and therefore excluded from the measures of segment adjusted expenses and segment adjusted EBITDA, are reviewed by the CODM. Expenses that are managed centrally but can be attributed to a segment, such as warehousing and transportation expenses, are generally allocated to segments based on net sales.

NM – Not meaningful.

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 45 brands you know and love, including B&G, Bear Creek, College Inn, Cream of Wheat, Crisco, Dash, Kitchen Basics, Las Palmas, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ expectations regarding net sales, adjusted EBITDA and adjusted diluted earnings per share; B&G Foods’ overall expectations for the remainder of fiscal 2026 and beyond; and B&G Foods’ priorities and initiatives relating to its 2026 commitments, operating performance, productivity and cost savings, cash generation, leverage, financial flexibility and sustainable long-term performance. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. Factors that may affect actual results include, without limitation: the Company’s substantial leverage, which may impact the Company’s ability, among other things, to fund capital expenditures, working capital needs, dividend payments and acquisitions, and to obtain refinancing or additional financing; the

Company’s ability to comply with the ratios or tests under its long-term debt agreements, including the maximum consolidated leverage ratio and minimum consolidated interest coverage ratio under its credit agreement, which may be affected not only by the Company’s operating performance but also by events beyond the Company’s control, including prevailing economic, financial and industry conditions, and changes in interest rates; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s procurement, sales and operations (including recent U.S. tariffs imposed or threatened to be imposed on China, Canada, Mexico and other countries and retaliatory actions taken or threatened to be taken by such countries); the effects of rising costs for and/or decreases in supply of the Company’s commodities, ingredients, packaging, other raw materials, distribution and labor; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost-saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the ability of the Company and its supply chain partners to continue to operate manufacturing facilities, distribution centers and other work locations without material disruption, and to procure ingredients, packaging and other raw materials when needed despite disruptions in the supply chain or labor shortages; the impact pandemics or disease outbreaks may have on the Company’s business, including among other things, the Company’s supply chain, manufacturing operations or workforce and customer and consumer demand for the Company’s products; the Company’s ability to recruit and retain senior management and a highly skilled and diverse workforce at the Company’s corporate offices, manufacturing facilities and other work locations in a competitive labor market and amid changing employee expectations as to fair compensation, an inclusive and diverse workplace, flexible working and other matters; the risks associated with the possible expansion of the Company’s business through acquisitions or reduction in size through divestitures; the Company’s possible inability to successfully complete divestitures of non-core businesses, including a possible divestiture of the Company’s Green Giant and Le Sieur frozen and shelf-stable businesses in Canada, to sharpen its focus, improve margins, reduce costs and reduce its long-term debt, and, if completed, the Company’s possible inability to achieve the expected margin improvements, cost savings and debt reduction; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions, including the College Inn and Kitchen Basics acquisition, or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies from recent or future acquisitions; the Company’s ability to successfully complete the integration of recent or future acquisitions into the Company’s enterprise resource planning (ERP) system; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act and the One Big Beautiful Bill Act, and any future tax reform or legislation; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; future impairments of the Company’s goodwill, other intangible assets, and tangible assets, such as property, plant, equipment or inventory, which impairments may be triggered if operating results for any of the Company’s brands deteriorate at rates in excess of its current projections, the Company’s market capitalization declines or discount rates change, even if due to macroeconomic factors, or may be triggered by divestitures, if divestiture proceeds are less than the book value of the assets being divested; the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident, other disruption or data leak; the Company’s ability to successfully implement the Company’s sustainability initiatives and achieve the Company’s sustainability goals, and changes to environmental laws and regulations; the Company’s ability to successfully adopt and utilize new technologies, such as artificial intelligence, including machine learning and generative artificial intelligence; and other factors that affect the food industry generally, including: recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products; competitors’ pricing practices and promotional spending levels; fluctuations in the level of the Company’s customers’ inventories and credit and other business risks related to the Company’s customers operating in a challenging economic and competitive environment; and the risks associated with third-party suppliers and co-packers, including the risk that any failure by one or more of the Company’s third-party suppliers or co-packers to comply with food safety or other laws and regulations may disrupt the Company’s supply of raw materials or certain finished goods products or injure the Company’s reputation. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Anna Kate Heller	Matt Lindberg
bgfoodsIR@icrinc.com	matthew.lindberg@icrinc.com

B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	October 3,	January 3,
	2026	2026
Assets
Current assets:
Cash and cash equivalents	$61,743	$56,293
Trade accounts receivable, net	165,957	140,699
Inventories	424,607	420,766
Assets held for sale	52,911	51,343
Prepaid expenses and other current assets	44,194	53,380
Income tax receivable	23,191	17,337
Total current assets	772,603	739,818

Property, plant and equipment, net	224,440	253,433
Operating lease right-of-use assets	48,256	50,983
Goodwill	548,939	543,812
Other intangible assets, net	1,224,591	1,190,974
Other assets	43,738	45,890
Deferred income taxes	9,742	9,885
Total assets	$2,872,309	$2,834,795

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$164,201	$107,669
Accrued expenses	79,674	78,436
Current portion of operating lease liabilities	14,703	16,697
Current portion of long-term debt	4,500	4,500
Income tax payable	857	343
Dividends payable	7,708	15,196
Total current liabilities	271,643	222,841

Long-term debt, net of current portion	2,035,354	1,945,576
Deferred income taxes	164,103	167,951
Long-term operating lease liabilities, net of current portion	36,149	34,636
Other liabilities	10,419	10,866
Total liabilities	2,517,668	2,381,870

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 81,140,774 and 79,977,050 shares issued and outstanding as of October 3, 2026 and January 3, 2026, respectively	811	800
Additional paid-in capital	—	—
Accumulated other comprehensive income	9,854	15,045
Retained earnings	343,976	437,080
Total stockholders’ equity	354,641	452,925
Total liabilities and stockholders’ equity	$2,872,309	$2,834,795

B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Net sales	$459,782	$439,304	$1,251,993	$1,289,131
Cost of goods sold	350,845	340,291	983,532	1,013,049
Gross profit	108,937	99,013	268,461	276,082

Operating expenses:
Selling, general and administrative expenses	51,280	44,615	142,058	140,945
Amortization expense	4,524	5,083	13,366	15,301
Impairment of intangible assets	40,700	26,000	40,700	26,000
(Gain) loss on sales of assets	—	(15,513)	36,282	(2,867)
(Gain) impairment on assets held for sale	(1,800)	27,800	(1,800)	27,800
Operating income	14,233	11,028	37,855	68,903

Other expenses (income):
Interest expense, net	44,784	37,297	119,086	110,835
Other income	(1,531)	(1,201)	(4,568)	(3,549)
Loss before income tax benefit	(29,020)	(25,068)	(76,663)	(38,383)
Income tax expense (benefit)	3,494	(5,926)	(7,624)	(10,304)
Net loss	$(32,514)	$(19,142)	$(69,039)	$(28,079)

Weighted average shares outstanding:
Basic	81,189	79,994	80,853	79,675
Diluted	81,189	79,994	80,853	79,675

Loss per share:
Basic	$(0.40)	$(0.24)	$(0.85)	$(0.35)
Diluted	$(0.40)	$(0.24)	$(0.85)	$(0.35)

Cash dividends declared per share	$0.095	$0.190	$0.380	$0.570

B&G Foods, Inc. and Subsidiaries

Segment Net Sales, Segment Adjusted Expenses and Segment Adjusted EBITDA and

Reconciliation of Segment Adjusted EBITDA to Net Loss

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Segment net sales:
Specialty	$163,039	$150,526	$422,740	$419,785
Meals	140,608	109,966	358,213	320,187
Frozen & Vegetables	54,458	77,398	172,681	259,506
Spices & Flavor Solutions	101,677	101,414	298,359	289,653
Total segment net sales	459,782	439,304	1,251,993	1,289,131

Segment adjusted expenses:
Specialty	129,151	112,802	339,018	315,891
Meals	110,830	86,087	282,677	245,589
Frozen & Vegetables	48,726	73,223	163,567	259,534
Spices & Flavor Solutions	68,928	75,015	204,783	212,866
Total segment adjusted expenses	357,635	347,127	990,045	1,033,880

Segment adjusted EBITDA:
Specialty	33,888	37,724	83,722	103,894
Meals	29,778	23,879	75,536	74,598
Frozen & Vegetables	5,732	4,175	9,114	(28)
Spices & Flavor Solutions	32,749	26,399	93,576	76,787
Total segment adjusted EBITDA	102,147	92,177	261,948	255,251

Unallocated corporate expenses	20,299	21,770	62,063	67,726
Adjusted EBITDA	$81,848	$70,407	$199,885	$187,525

Depreciation and amortization	$14,442	$16,570	$43,947	$50,124
Acquisition/divestiture-related and non-recurring expenses	12,620	3,195	32,427	9,993
Impairment of intangible assets	40,700	26,000	40,700	26,000
Impairment of property, plant and equipment, net	—	—	172	2,994
(Gain) loss on sales of assets	—	(15,513)	36,282	(2,867)
Loss on sales and disposals of property, plant and equipment	122	126	5,734	1,029
(Gain) impairment on assets held for sale	(1,800)	27,800	(1,800)	27,800
Interest expense, net	44,784	37,297	119,086	110,835
Income tax expense (benefit)	3,494	(5,926)	(7,624)	(10,304)
Net loss	$(32,514)	$(19,142)	$(69,039)	$(28,079)

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Net loss	$(32,514)	$(19,142)	$(69,039)	$(28,079)
Income tax expense (benefit)	3,494	(5,926)	(7,624)	(10,304)
Interest expense, net(2)(3)(4)	44,784	37,297	119,086	110,835
Depreciation and amortization	14,442	16,570	43,947	50,124
EBITDA(1)	30,206	28,799	86,370	122,576
Acquisition/divestiture-related and non-recurring expenses(5)	12,620	3,195	32,427	9,993
Impairment of intangible assets(6)	40,700	26,000	40,700	26,000
Impairment of property, plant and equipment(7)	—	—	172	2,994
(Gain) loss on sale of assets(8)	—	(15,513)	36,282	(2,867)
(Gain) impairment on assets held for sale(9)	(1,800)	27,800	(1,800)	27,800
Loss on sales and disposals of property, plant and equipment(10)	122	126	5,734	1,029
Adjusted EBITDA(1)	$81,848	$70,407	$199,885	$187,525

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Cash (Used in) Provided by Operating Activities to EBITDA and Adjusted EBITDA(1)

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Net cash (used in) provided by operating activities	$(28,451)	$(64,618)	$29,566	$5,950
Income tax expense (benefit)	3,494	(5,926)	(7,624)	(10,304)
Interest expense, net(2)(3)(4)	44,784	37,297	119,086	110,835
(Loss) gain on extinguishment of debt(2)	(1,127)	681	(1,127)	2,754
Impairment of intangible assets(6)	(40,700)	(26,000)	(40,700)	(26,000)
Impairment of property, plant and equipment(7)	—	—	(172)	(2,994)
Gain (loss) on sales of assets(8)	—	15,513	(36,282)	2,867
Gain (impairment) on assets held for sale(9)	1,800	(27,800)	1,800	(27,800)
Loss on sales and disposals of property, plant and equipment(10)	(122)	(126)	(5,734)	(1,029)
Deferred income taxes	(3,381)	(4,702)	3,543	13,801
Amortization of deferred debt financing costs and bond discount	(2,030)	(1,782)	(5,187)	(4,937)
Share-based compensation expense	(4,176)	(4,050)	(9,954)	(10,604)
Changes in assets and liabilities, net of effects of business combinations	60,115	110,312	39,155	70,037
EBITDA(1)	30,206	28,799	86,370	122,576
Acquisition/divestiture-related and non-recurring expenses(5)	12,620	3,195	32,427	9,993
Impairment of intangible assets(6)	40,700	26,000	40,700	26,000
Impairment of property, plant and equipment(7)	—	—	172	2,994
(Gain) loss on sales of assets(8)	—	(15,513)	36,282	(2,867)
(Gain) impairment on assets held for sale(9)	(1,800)	27,800	(1,800)	27,800
Loss on sales and disposals of property, plant and equipment(10)	122	126	5,734	1,029
Adjusted EBITDA(1)	$81,848	$70,407	$199,885	$187,525

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Loss to Adjusted Net Income and Adjusted Diluted Earnings per Share(11)

(In thousands, except per share data)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Net loss	$(32,514)	$(19,142)	$(69,039)	$(28,079)
Loss (gain) on extinguishment of debt(2)	1,127	(681)	1,127	(2,754)
Accelerated amortization of deferred debt financing costs(3)	—	289	—	588
Debt financing costs(4)	—	28	—	28
Acquisition/divestiture-related and non-recurring expenses(5)	12,620	3,195	32,427	9,993
Impairment of intangible assets(6)	40,700	26,000	40,700	26,000
Impairment of property, plant and equipment, net(7)	—	—	172	2,994
(Gain) loss on sales of assets(8)	—	(15,513)	36,282	(2,867)
(Gain) impairment on assets held for sale(9)	(1,800)	27,800	(1,800)	27,800
Loss on sales and disposals of property, plant and equipment(10)	122	126	5,734	1,029
Tax adjustments(12)	10,460	(299)	11,954	(1,296)
Tax effects of non-GAAP adjustments(13)	(12,961)	(10,070)	(28,083)	(15,366)
Adjusted net income(11)	$17,754	$11,733	$29,474	$18,070
Adjusted diluted earnings per share(11)(14)	$0.21	$0.15	$0.36	$0.23

(1)	EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income (loss) before net interest expense, income taxes, and depreciation and amortization. The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third-party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of certain assets); gains and losses on extinguishment of debt; impairment of assets held for sale; impairment of intangible assets; and non-recurring expenses, gains and losses.

Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement, the Company’s senior secured notes indenture and the Company’s senior notes indenture contain ratios based on these measures. As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of the Company’s operating performance, cash needs and ability to service debt, and therefore does not place undue reliance on these measures.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income (loss), net income (loss) or any other GAAP measure as indicators of operating performance. EBITDA and adjusted EBITDA are not measures of cash flows in accordance with GAAP and should not be considered as alternatives to net cash provided by operating activities or any other measure of liquidity determined in accordance with GAAP. EBITDA and adjusted EBITDA do not reflect the Company’s cash requirements for debt service, working capital, capital expenditures, acquisitions, income taxes or dividends. Rather, management believes EBITDA and adjusted EBITDA may provide useful information regarding the Company’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of the Company’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, the Company’s presentation of EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies. However, management believes EBITDA and adjusted EBITDA can be useful in evaluating the Company’s performance relative to peer companies because these measures provide users with additional insight into key components of the Company’s results determined in accordance with GAAP.

(2)	During the third quarter of 2026, upon the redemption of the Company’s 5.25% senior notes due 2027, the Company recognized a loss on extinguishment of debt of $1.1 million (or $0.9 million, net of tax).

Net interest expense for the third quarter and first three quarters of 2025 was reduced by $0.5 million (or $0.4 million, net of tax) and $2.3 million (or $1.7 million, net of tax), respectively, as a result of gains on extinguishment of debt related to the Company’s repurchases of $20.0 million and $40.7 million aggregate principal amount, respectively, of its 5.25% senior notes due 2027 in open market purchases during the third quarter and first three quarters of 2025 at discounted repurchase prices, which resulted in pre-tax gains of $0.8 million and $2.9 million, partially offset by the accelerated amortization of deferred debt financing costs of $0.3 million and $0.6 million, respectively, described in footnote (3) below.

(3)	Net interest expense for the third quarter and first three quarters of 2025 includes the accelerated amortization of deferred debt financing costs of $0.3 million (or $0.2 million, net of tax) and $0.6 million (or $0.4 million, net of tax), respectively, resulting from the Company’s repurchases of 5.25% senior notes due 2027 described in footnote (2) above.
(4)	Debt financing costs of less than $0.1 million for the third quarter and first three quarters of 2025 reflect the portion of debt financing costs incurred in connection with the refinancing of the Company’s senior secured credit facility that is included in net interest expense for the third quarter and first three quarters of 2025.
(5)	Acquisition/divestiture-related and non-recurring expenses primarily include acquisition, integration and divestiture-related expenses for prior and potential future acquisitions and divestitures, and non-recurring expenses, including separation expenses primarily relating to the retirement during the third quarter of fiscal 2026 of the Company’s former chief executive officer and workforce reductions in fiscal 2025 and 2026, other organizational restructuring expenses, and amortization of acquisition-related inventory step-up.
(6)	During the third quarter of 2026, the Company recorded pre-tax, non-cash impairment charges of $40.7 million (or $30.7 million, net of tax) related to indefinite-lived intangible trademark assets for the B&M and Joan of Arc brands in connection with the Company’s divestiture of those brands.

During the third quarter of 2025, the Company recorded pre-tax, non-cash impairment charges of $26.0 million (or $19.6 million, net of tax) related to indefinite-lived intangible trademark assets for the Victoria and McCann’s brands.

(7)	The Company recorded pre-tax, non-cash impairment charges of $0.2 million (or $0.1 million, net of tax) and $3.0 million (or $2.3 million, net of tax) related to property, plant and equipment during the first three quarters of 2026 and the first three quarters of 2025, respectively.
(8)	During the first quarter of 2026, the Company recorded a loss on sale of assets of $36.3 million (or $27.4 million, net of tax), primarily related to the sale of the Green Giant U.S. frozen business.

During the first three quarters of 2025, the Company recognized a net gain on sale of assets of $2.9 million (or $2.1 million, net of tax), which includes a gain on sale of $15.5 million (or $11.6 million, net of tax) for the Le Sueur U.S. divestiture during the third quarter of 2025 and a loss on sale of $12.6 million (or $9.5 million, net of tax) for the Don Pepino divestiture during the second quarter of 2025.

(9)	During the third quarter of 2026, the Company recorded a gain of approximately $1.8 million (or $1.4 million, net of tax) related to the Green Giant Canada assets held for sale. The gain resulted from a change in the estimated fair value of the Green Giant Canada assets held for sale less the estimated cost to sell those assets. Assets held for sale are remeasured quarterly.

During the third quarter of 2025, the Company reclassified $75.6 million of inventories, $6.3 million of indefinite-lived trademark intangible assets and $3.1 million of finite-lived customer relationship intangible assets related to Green Giant Canada within the Frozen & Vegetables business unit to assets held for sale as of the end of the third quarter of 2025. The Company then measured the assets held for sale at the lower of their carrying value or fair value less the estimated costs to sell, and recorded pre-tax, non-cash impairment charges of $27.8 million (or $21.0 million, net of tax) during the third quarter of 2025.

(10)	The Company recorded losses on sales and disposals of property, plant and equipment of $0.1 million and $5.7 million (or $4.3 million, net of tax) during the third quarter and first three quarters of 2026, respectively, and $0.1 million and $1.0 million (or $0.8 million, net of tax) during the third quarter and first three quarters of 2025, respectively.
(11)	Adjusted net income and adjusted diluted earnings per share are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted net income and adjusted diluted earnings per share as net income (loss) and diluted earnings (loss) per share adjusted for certain items that affect comparability. These non-GAAP financial measures reflect adjustments to net income (loss) and diluted earnings (loss) per share to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.
(12)	During the first three quarters of 2026, the Company recorded a net discrete tax expense of $12.0 million, primarily related to Section 163(j) of the Internal Revenue Code of 1986 (IRC) adjustments and stock-based compensation, partially offset by tax benefits related to a return-to-provision adjustment in Mexico and miscellaneous tax true-ups.

During the first three quarters of 2025, the Company recorded a net discrete tax benefit of $1.3 million, primarily related to a pre-transition loss under Section 987 of the IRC, representing the cumulative unrecognized foreign exchange loss related to its primary operating subsidiary in Canada, partially offset by tax expense related to stock-based compensation and rate changes.

(13)	Represents the tax effects of the non-GAAP adjustments listed above, assuming a tax rate of approximately 24.5%.
(14)	The Company was in a net loss position for the third quarter and first three quarters of 2026 and the third quarter and first three quarters of 2025, therefore there are no potentially dilutive share-based compensation awards included in the calculation of diluted weighted average shares outstanding for those periods, as their effect would have been antidilutive. However, given that the adjustments described above resulted in adjusted net income for those periods, the dilutive impact of potentially dilutive share-based compensation awards is being included in the calculation of adjusted diluted weighted average shares outstanding and, therefore, in the calculation of adjusted diluted earnings per share for those periods.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Net Sales to Base Business Net Sales(1)

(In thousands)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Net sales	$459,782	$439,304	$1,251,993	$1,289,131
Net sales from acquisitions(2)	(29,014)	—	(45,118)	—
Net sales from discontinued or divested brands(3)	86	(54,134)	(32,176)	(192,783)
Net sales from Green Giant U.S. frozen co-manufacturing agreement(4)	(26,257)	—	(58,719)	—
Base business net sales(1)	$404,597	$385,170	$1,115,980	$1,096,348

(1)	Base business net sales is a non-GAAP financial measure used by management to measure operating performance. The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods, (2) net sales of discontinued or divested brands, and (3) net sales from the Company’s Green Giant U.S. frozen co-manufacturing agreement until the net sales from the co-manufacturing agreement are included in both comparable periods. The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date. For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.
(2)	For the third quarter and first three quarters of 2026, reflects net sales from the College Inn and Kitchen Basics acquisition, for which there is no comparable period of net sales during the third quarter and first three quarters of 2025. The College Inn and Kitchen Basics acquisition was completed on March 19, 2026.
(3)	For the third quarter and first three quarters of 2026, reflects net sales of the Green Giant U.S. frozen vegetable brand through the date of the divestiture. For the third quarter and first three quarters of 2025, reflects net sales of the Green Giant U.S. frozen vegetable brand, which was divested on March 2, 2026, and net sales of the Le Sueur U.S. shelf-stable vegetable brand, which was divested on August 1, 2025. For the first three quarters of 2025, also reflects net sales of the Don Pepino and Sclafani brands, which were divested on May 23, 2025.
(4)	For the third quarter and first three quarters of 2026, reflects net sales of the Company’s co-manufacturing agreement with the acquirer of the Green Giant U.S. frozen business pursuant to which the Company is continuing to produce for the acquirer certain Green Giant frozen vegetable products at its frozen vegetable manufacturing facility in Irapuato, Mexico, which was not included as part of the Green Giant U.S. frozen divestiture and for which there is no comparable period of net sales during the third quarter and first three quarters of 2025.

B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Gross Profit to Adjusted Gross Profit and

Gross Profit as a Percentage of Net Sales to Adjusted Gross Profit Percentage(1)

(In thousands, except percentages)

(Unaudited)

	Third Quarter Ended		First Three Quarters Ended
	October 3,	September 27,	October 3,	September 27,
	2026	2025	2026	2025
Gross profit	$108,937	$99,013	$268,461	$276,082
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold(2)	2,234	(184)	10,947	2,422
Adjusted gross profit(1)	$111,171	$98,829	$279,408	$278,504

Gross profit as a percentage of net sales	23.7%	22.5%	21.4%	21.4%
Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold as a percentage of net sales	0.5%	0.0%	0.9%	0.2%
Adjusted gross profit percentage(1)	24.2%	22.5%	22.3%	21.6%

(1)	Adjusted gross profit and adjusted gross profit percentage are non-GAAP financial measures used by management to measure operating performance. The Company defines adjusted gross profit as gross profit adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold, and adjusted gross profit percentage as gross profit as a percentage of net sales adjusted for acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold. These non-GAAP financial measures reflect adjustments to gross profit and gross profit as a percentage of net sales to eliminate the items identified in the reconciliation above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Because the Company cannot predict the timing and amount of these items, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.
(2)	Acquisition/divestiture-related expenses and non-recurring expenses included in cost of goods sold primarily include acquisition, integration and divestiture-related expenses for prior and potential future acquisitions and divestitures, including for the College Inn and Kitchen Basics acquisition, the Green Giant U.S. frozen divestiture and the possible Green Giant Canada divestiture, and non-recurring expenses, including separation expenses primarily relating to workforce reductions in fiscal 2025 and 2026 and amortization of acquisition-related inventory step-up.